Exhibit 99.1

FOR IMMEDIATE RELEASE
March 9, 2007

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC., AT (606) 437-3294.

COMMUNITY TRUST BANCORP, INC. ANNOUNCES NEW BOARD MEMBER

PIKEVILLE, KENTUCKY: Community Trust Bancorp, Inc. (NASDAQ-CTBI) is pleased to announce the addition of Gary G. White of Logan, West Virginia to its Board of Directors. Mr. White is the President and CEO of International Industries, Inc. of Gilbert, West Virginia, a position which he has held since 1992. Prior to joining International Industries, Mr. White was President and CEO of the West Virginia Coal Association. Mr. White has extensive experience in the coal industry having previously held positions with Amherst Coal Company and Island Creek Coal Company. Mr. White has a strong interest in education and economic development. He is a member and past Chair of the Marshall University Board of Governors, a member of Governor Joe Manchin’s “21st Century Jobs” Cabinet, a member of the Board of Directors of WV Media Holdings LLC and Paragon Intellectual Properties, LLC. Mr. White is a graduate of Marshall University of Huntington, West Virginia and was inducted in 2003 to their Business Hall of Fame. In 2006, Mr. White was the recipient of the Distinguished Achievement Award by the West Virginia Education Alliance and was named the 24th most “Influential Individual in West Virginia” by West Virginia Executive Magazine.

“We are very pleased to have Mr. White join our board of directors. He brings with him a level of experience and knowledge that makes him a valuable addition to our board,” said Jean R. Hale, Chairman, President and CEO.

Community Trust Bancorp, Inc., with assets of $3 billion, is headquartered in Pikeville, Kentucky and has 74 banking locations across eastern, central, south central, and northeast Kentucky, 5 banking locations in southern West Virginia, and 5 trust offices across Kentucky.